EXHIBIT 21.1

List of Subsidiaries of MCF Corporation

Merriman Curhan Ford & Co., California (active)

MCF Asset Management, LLC, Delaware (active)

Ratexchange 1, Inc., Delaware (inactive)

Xpit Corporation, Delaware (dissolved)

RMG Partners Corporation, Delaware (sold)